Filed under Rule 433

File No. 333-224366-01

Final Term Sheet

Arizona Public Service Company

$300,000,000 2.60% Notes due 2029

August 12, 2019

Issuer:	Arizona Public Service Company

Expected Ratings:	A2 / A- / A (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 12, 2019

Settlement Date:	August 19, 2019 (T+5)

Security:	2.60% Notes due 2029

Principal Amount:	$300,000,000

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2020

Maturity Date:	August 15, 2029

Interest Rate:	2.60%

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	99-29 / 1.635%

Spread to Benchmark Treasury:	+98 basis points

Yield to Maturity:	2.615%

Public Offering Price:	99.869% per note

Optional Redemption:	Make-whole call at any time prior to May 15, 2029 at Treasury rate plus 15 basis points and, thereafter, at par

CUSIP/ISIN:	040555CZ5 / US040555CZ51

Joint Book-Running Managers:	BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc.
Blaylock Van, LLC
C.L. King & Associates, Inc.
Samuel A. Ramirez & Company, Inc.

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.